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                                                                  EXHIBIT 10.46

Manufacturers and Traders Trust Company
M&T Place, 255 East Avenue
P.O. Box 22900, Rochester, NY 14692

February 19, 1999

Mr. Emilio DiCataldo
Senior Vice President & CFO
CVC Products, Inc.
525 Lee Road
Rochester, New York 14606

Re: Loan Agreement Dated March 31, 1998

Dear Emilio:

Reference is made to the Loan Agreement (the "Agreement") dated March 31, 1998, amended as per Letter Agreement dated September 30, 1998, between CVC Products, Inc. (the "Borrower") and M&T Bank (the "Bank"). We hereby further amend the agreement as follows:

Insert #1 - b (viii) "Borrowing Base", shall also include a sub-limit for demonstration inventory/equipment at an advance rate of 25% to a maximum of $1,000,000.00 and to also include up to $500,000.00 in a second collateral mortgage against the value of the company's real estate at 525 Lee Road, Rochester, New York. The $500,000.00 collateral mortgage availability is subject to completion of an increase in the Bank's mortgage lien by $500,000.00.

b (ix) - Borrower will submit Borrowing Base Certificate within 30 days after the end of each calendar month and as further detailed in this paragraph of the agreement.

Insert #6, b - Tangible Net Worth covenant as amended in September 30, 1998, letter shall strike the final phrase "plus the increase in tangible net worth as a result of any private equity placement or public offering".

Paragraph d - Cash flow ratio as of January 31, 1999, 1.30:1.

Paragraph g - Capital expenditure limitation for fiscal year ending September 30, 1999, or any fiscal year thereafter shall be $6,000,000.00 and shall be calculated net of any cash proceeds from the sale of any demonstration tools which are capitalized in Borrower's fixed assets.
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Mr. Emilio DiCataldo
Senior Vice President & CEO
CVC Products, Inc.
February 19, 1999
Page 2


We will have Woods, Oviatt prepare amended loan documentation and the new collateral mortgage once you have completed your due diligence and analysis with respect to the pending Commonwealth Scientific merger as it may relate to any loan covenants in the agreement. The Borrower will pay all fees and expenses incurred in loan documentation, including closing costs, attorneys' fees, environmental audit, etc. associated with this transaction. Borrower acknowledges that not every ancillary provision imposing duties, burdens, or limitations on Borrower and to be contained in the final documentation customary for these types of transactions can be set forth in this letter.

Except as amended above, all other covenants, financial covenants, terms and conditions of this agreement remain in effect. This amendment shall be conditioned upon the acceptance by the Borrower and the Guarantor as indicated below.

Sincerely,

MANUFACTURERS AND TRADERS TRUST COMPANY


/s/ William E. Holston

William E. Holston
Vice President

WEH/ac


Accepted as of March 8, 1999

      CVC PRODUCTS, INC.


   /s/ Emilio DiCataldo
-----------------------------
           Borrower


      CVC PRODUCTS, INC.


   /s/ Emilio DiCataldo
-----------------------------
           Guarantor